Exhibit 5

One Tabor Center, Suite 3000
1200 Seventeenth Street	Telephone 303.623.9000
Denver, Colorado 80202-5855	Fax 303.623.9222
www.rothgerber.com

Denver • Colorado Springs • Cheyenne • Casper

January 16, 2003

TriCo Bancshares
15 Independence Circle
Chico, California 95926

Gentlemen:

You have requested our opinion in connection with the registration statement on Form S-4 (the “Registration Statement”) which is expected to be filed by TriCo Bancshares on or about January 16, 2003, with respect to the offer and sale of 784,000 shares of a single class of common stock, without par value, issuable pursuant to the merger of North State National Bank with and into Tri Counties Bank, as set forth in the Acquisition Agreement and Plan of Merger dated October 3, 2002, by and among TriCo Bancshares, Tri Counties Bank and North State National Bank, as described in the Registration Statement.

We have reviewed such corporate documents and have made such investigation of California law as we have deemed necessary under the circumstances. Based on that review and investigation, it is our opinion that when the shares referred to above are registered under the Securities Act of 1933, as amended, and issued as provided in the Registration Statement, such shares of common stock will be authorized, fully paid and nonassessable.

We consent to the use of our name and the statement with respect to our firm under the heading “Validity of TriCo Common Stock” in the Registration Statement, and to the inclusion of our legal opinion as to tax consequences as Exhibit C to the prospectus/proxy statement, which is a part of the Registration Statement.

/s/    ROTHGERBER JOHNSON & LYONS LLP